Exhibit 10.34
AMENDMENT NO. 3 TO
2005 STOCK INCENTIVE PLAN
OF
NxSTAGE MEDICAL, INC.
The 2005 Stock Incentive Plan (the “Plan”) of NxStage Medical, Inc. is hereby amended as follows:
Section 4(a) is deleted in its entirety and the following is substituted in its place:
(a) Number of Shares. Subject to adjustment under Section 9 and to the additional limitations and restrictions set forth in this Section 4(a), Awards may be made under the Plan for up to an aggregate of 13,471,495 shares of common stock, $0.001 par value per share, of the Company (the “Common Stock”). In addition to the aggregate plan limit, the following limitations and restrictions apply:
(i) Of the 3,800,000 shares of Common Stock added to the Plan as of October 1, 2007, the maximum number of shares with respect to which Restricted Stock, Restricted Stock Units and Other Stock-Based Awards may be granted shall be 1,500,000. For the avoidance of doubt, this 1,500,000 share limit does not apply to Restricted Stock, Restricted Stock Unit and Other Stock-Based Awards made from the 8,100,000 shares, in the aggregate, that were added to the Plan as of May 29, 2009 and the Stockholder Approval Date.
(ii) Of the 4,100,000 shares of Common Stock added to the Plan as of May 29, 2009, (A) each share of Common Stock issued or to be issued in connection with any Award other than a Stock Option or SAR shall be counted against such limit as 1.23 shares of Common Stock; and (B) each share of Common Stock to be issued in connection with any Stock Option or SAR shall be counted against such limit as one share of Common Stock.
(iii) Of the 4,000,000 shares of Common Stock added to the Plan as of the Stockholder Approval Date (collectively, with the 4,100,000 shares of Common Stock described above, the “Fungible Pools”), (A) each share of Common Stock issued or to be issued in connection with any Award other than a Stock Option or SAR shall be counted against such limit as 1.62 shares of Common Stock; and (B) each share of Common Stock to be issued in connection with any Stock Option or SAR shall be counted against such limit as one share of Common Stock.
For purposes of counting the number of shares available for the grant of Awards under the Plan and under the sublimits contained in Section 4(a) and 4(b), (i) with respect to SARs, the number of shares of Common Stock subject to an award of SARs will be counted against the aggregate number of shares of Common Stock available for issuance under the Plan regardless of the number of shares of Common Stock actually issued to settle the SAR upon exercise; provided, however, that SARs that may be settled in cash only shall not be so counted; (ii) if any Award (A) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of shares of Common Stock subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (B) results in any Common Stock not being issued (including as a result of an independent SAR that was settleable either in cash or in stock actually being settled in cash), the unused Common Stock covered by such Award shall again be available for the grant of Awards as one share for each share of Common Stock subject to a Stock Option or SAR and as 1.62 shares of Common Stock subject to an Award other than a Stock Option or SAR; provided, however, in the case of Incentive Stock Options (as hereinafter defined), the foregoing shall be subject to any limitations under the Code; (iii) shares of Common Stock tendered to the Company by a Participant to (A) purchase shares of Common Stock upon the exercise of a Stock Option or SAR or (B) satisfy tax withholding obligations related to the exercise of a Stock Option or SAR (including shares retained from the Award creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards; (iv) shares of Common Stock tendered to the Company by a Participant to satisfy tax withholding obligations for an Award other than a Stock Option or SAR (including shares retained from the Award creating the tax obligation) shall be added back to the number of shares available for the future grant of Awards; and (v) shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grant of Awards.
Section 6(e) is deleted in its entirety and the following is substituted in its place:
(e) Limitation on Repricing. Unless such action is approved by the Company’s stockholders: (1) no outstanding SAR granted under the Plan may be amended to provide a exercise price per share that is lower than the then-current exercise price per share of such outstanding SAR (other than adjustments pursuant to Section 9) and (2) the Board may not cancel or repurchase for cash any outstanding SAR (whether or not granted under the Plan) and grant in substitution therefor new Awards under the Plan covering the same or a different number of shares of Common Stock and having a exercise price per share lower than the then-current exercise price per share of the cancelled SAR.
A new Section 6(f) is added as follows:
(f) Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.
Section 10(f) is deleted in its entirety and the following is substituted in its place:
(f) Amendment of Award. Subject to compliance with the terms of Section 5(h) and Section 6(e), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option, provided that the Participant’s consent to such action shall be required unless the Board determines that the action, taking into account any related action, would not materially and adversely affect the Participant.

Section 11(g) is amended by adding the following new sentence at the end:
Amendment No. 3 adopted by the Board of Directors on April 21, 2011 and by the stockholders on May 26, 2011 (the “Stockholder Approval Date”).
Except as set forth above, the remainder of the Plan remains in full force and effect.
Adopted by the Board of Directors on April 21, 2011.
Adopted by the Stockholders on May 26, 2011.